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                                                                     Exhibit 5.1

                    LEGAL OPINION OF PEDERSEN & HOUPT, P.C.

                      (PEDERSEN & HOUPT, P.C. LETTERHEAD)


                               November 20, 1998




SpinCycle, Inc.
15990 North Greenway/Hayden Loop
Suite 400
Scottsdale, Arizona 85260

                    Re:  SpinCycle, Inc.
                         Registration Statement (333-57883)

Gentlemen:

     We have acted as counsel to SpinCycle, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, Registration No. 333-57883 (as amended to date, the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder the Company's Series B 12-3/4% Senior Discount Notes due 2005 in the aggregate principal amount at maturity of $144,990,000 (the "New Notes"). The New Notes are being issued pursuant to an Indenture dated as of April 29, 1998 (the "Indenture") between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"), in exchange for the Company's Series A 12-3/4% Senior Discount Notes due 2005 in the aggregate principal amount at maturity of $144,990,000 (the "Old Notes").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Indenture; (iii) the form of the New Notes, included as an exhibit to the Indenture; (iv) the Registration Rights Agreement dated as of April 29, 1998 between the Company and Credit Suisse First Boston Corporation (the "Registration Rights Agreement"); and (v) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement. We have also examined originals or copies,


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SpinCycle, Inc.
November 20, 1998
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certified or otherwise identified to our satisfaction, of such other records of the Company and such agreements, certificates or records of public officials, certificates of officers or representatives of the Company, respectively, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. The documents described in clauses (ii) and (iii) are referred to herein as the "Operative Documents."

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have assumed that the parties to such documents (including the Company) had the power and authority to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, and execution and delivery by such parties of such documents and (except with respect to the Operative Documents) that such documents constitute valid and binding obligations of such parties.

     In providing the opinion set forth below, we have also assumed, without any special investigation, that the execution and delivery by the Company of the Operative Documents and the performance by the Company of its obligations thereunder do not and will not violate, conflict with, or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or its properties is subject other than (x) securities or anti-fraud laws of any jurisdiction, (y) the laws, rules and regulations of the General Corporation Law of the State of Delaware and (z) the federal laws of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Operative Documents, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. Based solely upon discussions with officers of the Company responsible for such matters and review of material documents identified to us by such officers, there are no such violations, conflicts or defaults. As to any facts material to the opinion expressed herein which were not


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SpinCycle, Inc.
November 20, 1998
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independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Trustee and others.


     We are members of the Bar of the State of Illinois.


     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (ii) the New Notes are executed, authenticated and delivered in accordance with the terms of the Indenture and issued upon consummation of the exchange offer as contemplated by the Registration Statement, the New Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

     The foregoing opinion is limited by the following qualifications:

     (A) The opinion is limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).



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SpinCycle, Inc.
November 20, 1998
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     (B)  The waiver contained in Section 5.15 of the Indenture may be deemed unenforceable.

     (C) The rights to indemnification and contribution contained in the Registration Rights Agreement may be limited by state or federal securities laws or the public policy underlying such laws.

     (D) The enforceability of provisions imposing a payment obligation pending the ability of the Company to comply timely with its registration obligations under the Registration Rights Agreement and the Indenture may be limited by applicable laws.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement and in the related Prospectus as the same appears under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                    Very truly yours,

                    /s/ Pedersen & Houpt, P.C.